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EXHIBIT 99.6

VOTING AGREEMENT

        VOTING AGREEMENT (this "Agreement"), dated as of March 11, 2003, by and among EXCO Holdings Inc., a Delaware corporation ("Parent"), Douglas H. Miller and T. W. Eubank (each individually a "Stockholder" and together the "Stockholders") and, solely for the purpose of Section 7(c) of this Agreement, EXCO Resources, Inc., a Texas corporation (the "Company").

WITNESSETH:

        WHEREAS, simultaneously with the execution of this Agreement, Parent, ER Acquisition, Inc., a Texas corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Sub with and into the Company (the "Merger");

        WHEREAS, as of the date hereof, the Stockholders are the record and Beneficial Owners (as hereinafter defined) of the Existing Shares (as hereinafter defined) of the common stock, $0.02 par value, of the Company (the "Company Common Stock") and of the preferred stock, $0.01 par value, of the Company (the "Company Preferred Stock", and, together with the Company Common Stock, the "Company Stock");

        WHEREAS, simultaneously with the execution of this Agreement, Cerberus Capital Management, L.P. and/or its affiliated funds and managed accounts ("Cerberus") and Parent have entered into a Stock Purchase Agreement of even date herewith (the "Purchase Agreement") pursuant to which Parent has agreed to sell to Cerberus a controlling interest in Parent; and

        WHEREAS, as inducement and a condition to entering into the Merger Agreement, the Parent has required the Stockholders to agree, and as an inducement and a condition to entering into the Purchase Agreement Cerberus has required the Stockholders to agree, and the Stockholders have agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        Section 1.    Certain Definitions.    In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

          (a)  "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

          (b)  "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

          (c)  "Existing Shares" means an aggregate of 1,051,697 shares of the Company Common Stock and 100,832 shares of the Company Preferred Stock Beneficially Owned by the Stockholders as of the date hereof.

          (d)  "Person" shall mean and include an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Entity, government or other department or agency thereof.

          (e)  "Securities" means the Existing Shares together with any shares of the Company Stock or other securities of the Company acquired by any Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

        Section 2.    Representations and Warranties of Stockholder.    The Stockholders represent and warrant on a joint and several basis to Parent as follows:

          (a)    Ownership of Shares.    The Stockholders are the sole record owners of the Existing Shares held among them as follows: (A) Douglas H. Miller is the sole record owner of (i) options to purchase 207,500 shares of Company Common Stock, (ii) 577,334 shares of Company Common Stock and (iii) 91,788 shares of Company Preferred Stock; and (B) T. W. Eubank is the sole record owner of (i) options to purchase 122,500 shares of Company Common Stock, (ii) 144,363 shares of Company Common Stock and (iii) 9,044 shares of Company Preferred Stock. On the date hereof, the Existing Shares constitute all of the shares of the Company Common Stock or Company Preferred Stock owned of record or Beneficially Owned by the Stockholders. There are no outstanding options or other rights to acquire from any Stockholder or obligations of any Stockholder to sell or to acquire, any shares of the Company Common Stock or Company Preferred Stock. With respect to the shares of Company Stock held by it, each Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 4, 5, 6 and 7 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b)    Power; Binding Agreement.    Each Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against such Stockholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c)    No Conflicts.    Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by any Stockholder and the consummation by the Stockholders of the transactions contemplated hereby, none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by the Stockholders with any of the provisions hereof shall result in a material violation or material breach of, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which any Stockholder is a party or by which any Stockholder or the Existing Shares may be bound, or (iii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Stockholders or the Existing Shares.

          (d)    No Encumbrance.    Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by the Stockholders free and clear of all mortgages, claims, charges, liens, security interests, pledges or options, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever ("Encumbrances"), except for any such Encumbrances existing as of the date hereof, arising hereunder or under federal or state securities laws.

          (e)    No Finder's Fees.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Stockholder.

          (f)    Reliance.    Each Stockholder understands and acknowledges that Cerberus is entering into the Purchase Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

        Section 3.    Disclosure.    Each Stockholder hereby agrees to permit the Company to publish and disclose in the Company Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission), and any press release or other disclosure document which the Company, in its sole discretion, determines to be required by law or necessary or desirable in connection with the Merger and any transactions related thereto, such Stockholder's identity and ownership of the Company Stock and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement.

        Section 4.    Transfer And Other Restrictions.

          (a)    Certain Prohibited Transfers.    Prior to the termination of this Agreement, each Stockholder agrees not to, directly or indirectly:

              (i)  offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Securities or any interest therein;

            (ii)  grant any proxy, power of attorney, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities except as provided in this Agreement; or

            (iii)  take any other action that would make any representation or warranty of the Stockholders contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling any Stockholder from performing its obligations under this Agreement.

        Section 5.    Voting of the Company Stock.    Each Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Stock, however called, or in connection with any written consent of the holders of Company Stock, such Stockholder will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all of the Securities:

          (A)  in favor of the approval of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof;

          (B)  against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and

          (C)  against the following actions (other than the Merger and the transactions contemplated by this Agreement and the Merger Agreement): (1) any Acquisition Proposal; and (2) (a) any change in a majority of the persons who constitute the Board of Directors of the Company; (b) any amendment of the Certificate of Incorporation or Bylaws of the Company; (c) any other action which, in the Parent's reasonable judgment is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement.

        Section 6.    Irrevocable Proxy.

          (a)  Each Stockholder hereby irrevocably grants to, and appoints Lenard Tessler and Seth Plattus, and each of them individually (both of whom are designees of Cerberus), such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted the Securities, or grant a consent or approval in respect of the Securities at any meeting of the stockholders of the Company or at any adjournment or postponement thereof, (i) in favor of the approval of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any other Acquisition Proposal or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) otherwise in accordance and consistent with Section 5 hereof.

          (b)  Each Stockholder represents that any proxies heretofore given in respect of the Existing Shares are not irrevocable, and that such proxies either have been or are hereby revoked.

          (c)  Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except by amendment, modification or termination effected in accordance with Section 10(c) hereof. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Article 2.29 of the Texas Business Corporation Act. The power and authority hereby conferred shall not be terminated by any act of such Stockholder or by operation of law, by the dissolution of any Stockholder (if such Stockholder is other than a natural person), by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all his/its heirs, representatives, executors, successors and/or assigns, as applicable. If after the execution of this Agreement any Stockholder shall dissolve (if such Stockholder is other than a natural person), cease to have appropriate power or authority, or if any other such event or events shall occur, Lenard Tessler and Seth Plattus are nevertheless authorized and directed to vote the Securities in accordance with the terms of this Agreement as if such dissolution, if applicable, lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

        Section 7.    Stop Transfer; Legend.

          (a)  Each Stockholder agrees with, and covenants to, Parent that such Stockholder will not request that Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

          (b)  In the event of a stock dividend or distribution, or any change in the Company Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, including without limitation the conversion of the Preferred Stock as of June 30, 2003, the term "Existing Shares" will be deemed to refer to and include the shares of the Company Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

          (c)  Each Stockholder will promptly after the date hereof surrender to the Company all certificates representing the Securities, the Company will place the following legend on such certificates in addition to any other legend required thereof:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AND OTHER RESTRICTIONS PURSUANT TO A VOTING AGREEMENT (AND THE IRREVOCABLE PROXY CONTAINED THEREIN), DATED AS OF MARCH    , 2003, BY AND AMONG EXCO HOLDINGS INC., EXCO RESOURCES, INC., DOUGLAS MILLER AND TED EUBANK. THE COMPANY WILL FURNISH A COPY OF SUCH VOTING AGREEMENT AND IRREVOCABLE PROXY TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS."

        Section 8.    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

        Section 9.    Fiduciary Duties.    Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of his, her or its respective Securities, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

        Section 10.    Termination.    This Agreement shall terminate on the earliest of (a) termination of the Merger Agreement in accordance with its terms, (b) the written agreement of the parties hereto and Cerberus (as a third party beneficiary) to terminate this Agreement, or (c) the Effective Time of the Merger.

        Section 11.    Miscellaneous.

          (a)    Entire Agreement.    This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (b)    Successors and Assigns.    This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

          (c)    Amendment and Modification.    This Agreement may not be amended, altered, supplemented or otherwise modified or terminated (other than a termination under Section 10(a) or Section 10(c) of this Agreement), except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Parent, to:

        EXCO Holdings, Inc.
        6500 Greenville Avenue.
        Suite 600, LB 17
        Dallas, Texas 75206
        Attention: Douglas H. Miller
        Facsimile: (214) 378-5442

      with a copy to:

        Schulte Roth & Zabel LLP
        919 Third Avenue
        New York, New York 10022
        Attention: Stuart D. Freedman, Esq.
        Telephone: (212) 756-2138
        Facsimile: (212) 593-5955

    If to the Company, to:

        EXCO Resources, Inc.
        6500 Greenville Avenue.
        Suite 600, LB 17
        Dallas, Texas 75206
        Attention: Special Committee
                          c/o Stephen F. Smith
        Facsimile: (713) 651-3028

      with a copy to:

        Bracewell & Patterson, L.L.P.
        South Tower Pennzoil Place
        711 Louisiana Street
        Suite 2900
        Houston, Texas 77002
        Attention: Gary W. Orloff
        Facsimile: (713) 221-2166

    If to Douglas H. Miller, to:

        Douglas H. Miller
        c/o EXCO Resources, Inc.

        6500 Greenville Avenue
        Dallas, TX 75206
        Facsimile: (214) 378-5442

      with a copy to:

        Sayles, Lidji & Werbner
        4400 Renaissance Tower
        1201 Elm Street
        Dallas, TX 75270
        Attention: Brian M. Lidji
        Facsimile: (214) 939-8787

    If to T. W. Eubank, to:

        T. W. Eubank
        c/o EXCO Resources, Inc.
        6500 Greenville Avenue
        Dallas, TX 75206
        Facsimile: (214) 378-5442

      with copy to:

        Sayles, Lidji & Werbner
        4400 Renaissance Tower
        1201 Elm Street
        Dallas, TX 75270
        Attention: Brian M. Lidji
        Facsimile: (214) 939-8787

          (e)    Severability.    Any term or provision of this Agreement which is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          (f)    Specific Performance.    Each of the parties hereto recognizes and acknowledges a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specified performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (g)    No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (h)    No Third Party Beneficiaries.    This Agreement is not intended to confer upon any Person other than the parties hereto and Cerberus any rights or remedies hereunder.

          (i)    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Texas, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Texas to be applied. In furtherance of the foregoing, the internal law of the State of Texas will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

          (j)    Descriptive Heading.    The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          (k)    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (l)    Further Assurances.    From time to time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          (m)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          (n)    Submission to Jurisdiction.

              (i)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the jurisdiction of any New York state court sitting in New York county or federal court of the United States of America sitting in New York county, and any appellate court presiding thereover, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (ii)  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder in any State or federal court sitting in New York county. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (o)  The parties hereto further agree that the notice of any process required by any such court in the manner set forth in Section 11(d) shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

          (p)    Third Party Beneficiaries.    Cerberus shall constitute a third party beneficiary of all the terms and conditions of this Agreement.

        IN WITNESS WHEREOF, Parent, Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first written above.

[Signature Page—Voting Agreement]

EXCO RESOURCES, INC. solely for the purposes of Section 7(c) of this Agreement
By:
/s/ T.W. EUBANK
	Name:	T.W. Eubank
	Title:	President
EXCO HOLDINGS INC.
By:
/s/ DOUGLAS H. MILLER
	Name:	Douglas H. Miller
	Title:	President
/s/ DOUGLAS H. MILLER
	Name:	Douglas H. Miller
/s/ T.W. EUBANK
	Name:	T. W. Eubank

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  EXHIBIT 99.6